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                                                                      EXHIBIT 21



                         SUBSIDIARIES OF THE REGISTRANT



Egyptian Arabians Inc.      Wholly-owned subsidiary of Registrant

622291 Ontario Limited      Wholly-owned subsidiary of Egyptian Arabians Inc.

Edwards Arabians Inc.       Wholly-owned subsidiary of 622291 Ontario Limited